Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports First Quarter Net Income per Share of $1.39;
Operating Income per Share Is $1.14;
Combined Ratio Is 93.6%, including Catastrophe Impact of 12.3 Points
     WARREN, New Jersey, April 22, 2010 — The Chubb Corporation [NYSE: CB] today reported that net income in the first quarter of 2010 was $464 million compared to $341 million in the first quarter of 2009. Net income per share increased 46% to $1.39 from $0.95 per share.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $381 million in the first quarter of 2010 and $514 million in the first quarter of 2009. First quarter operating income per share declined 20% to $1.14 in 2010 from $1.43 in 2009.
     The impact of catastrophes in the first quarter of 2010 was $344 million pre-tax, compared with $26 million pre-tax in the first quarter of 2009. The $344 million includes the impact of a late-March storm on the East Coast of the U.S. that produced additional losses that were not included in the March 29th announcement of Chubb’s estimated first-quarter impact of catastrophes. The impact of catastrophes includes losses and loss expenses net of reinsurance recoverable and also includes reinsurance reinstatement premiums.
     The impact of catastrophes on first quarter net income and operating income per share was $0.67 in 2010 and $0.05 in 2009.
     During the first quarter of 2010, Chubb incurred a one-time tax charge of $22 million ($0.07 per share) related to the recently enacted federal health care legislation, which eliminated the tax benefit associated with Medicare Part D subsidies to be received by companies that provide qualifying prescription drug coverage to retirees.
     Net written premiums for the first quarter increased 1% to $2.8 billion. Excluding the effect of currency fluctuation, premiums were down 3%. Premiums declined 4% in the U.S. and increased 16% outside the U.S. (increased 2% in local currencies).

     The first quarter combined loss and expense ratio was 93.6% in 2010 compared to 88.1% in 2009. The impact of catastrophes accounted for 12.3 percentage points of the combined ratio in the first quarter of 2010, compared to 0.9 percentage points in the first quarter of 2009. Excluding the impact of catastrophes, the first quarter combined ratio was 81.3% in 2010 and 87.2% in 2009.
     The expense ratio for the first quarter was 31.3% in 2010 and 30.8% in 2009.
     Property and casualty investment income after taxes for the first quarter increased 2% to $313 million in 2010 from $306 million in 2009.
     Net income for the first quarter of 2010 reflects net realized investment gains of $127 million pre-tax ($0.25 per share after-tax). Net income for the first quarter of 2009 reflected net realized investment losses, including impairments, of $266 million pre-tax ($0.48 per share after-tax).
     “The headline for the property and casualty insurance industry in the first quarter was the extraordinary level of natural catastrophes worldwide, including the earthquake in Chile, storms in Australia and Europe and several severe storms on the East Coast of the U.S.,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “Although these catastrophes had a negative impact of $0.67 per share on Chubb’s first quarter results, we still produced strong operating income of $1.14 per share for the quarter — an excellent result. This reflected outstanding underwriting results, with a combined ratio excluding catastrophes of 81.3%, nearly 6 percentage points better than a year ago. This was our best combined ratio excluding catastrophes since 2007 and was driven by strong contributions from all of our business units,” said Mr. Finnegan.
     “I am very pleased with our underlying financial performance in the quarter,” Mr. Finnegan said, “and I am also very proud of the way Chubb’s employees responded to the needs of our customers across the globe as a result of these catastrophes. Our commitment to superior customer service is once again differentiating Chubb in the marketplace. We understand that a loss is an opportunity to prove to our customers the value proposition we offer.”
     During the first quarter of 2010, Chubb repurchased 7 million shares of its common stock at a total cost of $344 million (an average of $49.47 per share). As of March 31, 2010, there were 15.2 million shares of common stock remaining for repurchase under the current authorization.

First Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums increased 4% in the first quarter to $874 million. CPI’s combined ratio for the quarter was 104.4%, compared to 90.0% in the first quarter of 2009. The impact of catastrophes accounted for 22.8 percentage points in the first quarter of 2010 compared to 1.5 points in 2009. Excluding the impact of catastrophes, CPI’s first quarter combined ratio was 81.6% in 2010 and 88.5% in 2009.
     Net written premiums for Homeowners increased 1%, and the combined ratio was 113.3% compared to 88.2% in the year-ago first quarter. The impact of catastrophes in the first quarter accounted for 35.1 percentage points of the Homeowners combined ratio in 2010 compared to 2.4 points in 2009. Excluding the impact of catastrophes, the combined ratio for Homeowners in the first quarter was 78.2% in 2010 and 85.8% in 2009. In the first quarter of 2010, Personal Automobile net written premiums increased 11%, and the combined ratio was 91.5%. Other Personal lines grew 7% and had a combined ratio of 87.5%.
     Chubb Commercial Insurance (CCI) net written premiums declined 1% in the first quarter to $1.2 billion. The combined ratio for the quarter was 93.8% in 2010 and 90.2% in 2009. The impact of catastrophes in the first quarter accounted for 11.4 percentage points of the combined ratio in 2010 compared to 1.0 points in 2009. Excluding the impact of catastrophes, CCI’s first quarter combined ratio was 82.4% in 2010 and 89.2% in 2009.
     Average first quarter renewal rates in the U.S. were up 1% for CCI, which retained 84% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.0 to 1.
     Chubb Specialty Insurance (CSI) net written premiums were up 3% in the first quarter to $646 million. The combined ratio for CSI was 80.9%, compared to 85.1% in the first quarter of 2009.
     Professional Liability (PL) net written premiums were up 3%, and the business had a combined ratio of 86.2%. Average first quarter renewal rates in the U.S. were down 1% for PL, which retained 85% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.0 to 1.
     Surety net written premiums were down 1%, and the combined ratio was 39.8%.

Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s first quarter performance with investors and analysts today, April 22nd, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.
About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms
Operating Income: Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss): Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax: Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost: Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio: The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.
Net Written Premiums Growth (Decrease) Excluding the Impact of Currency Fluctuation: Management uses net written premiums growth (decrease) excluding the impact of currency fluctuation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted. In net written premiums growth (decrease) excluding the impact of currency fluctuation, the effect of fluctuations in the exchange rates is excluded as these rates may fluctuate significantly and could distort the analysis of trends. Net written premiums growth (decrease) excluding the impact of currency fluctuation is determined by using the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION
     In the conference call identified above and otherwise, we make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). Forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA. Forward-looking statements generally can be identified by words such as “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:
-	our expectations relating to reinsurance recoverables;

-	the willingness of parties, including us, to settle disputes;

-	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

-	development of new theories of liability;

-	our estimates relating to ultimate asbestos liabilities;

-	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses; and

-	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:
-	claims and litigation arising out of stock option “backdating,” “spring loading” and other equity grant practices by public companies;

-	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

-	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

-	claims and litigation arising out of practices in the financial services industry;

-	claims and litigation relating to uncertainty in the credit and broader financial markets; and

-	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•	the impact of legislative and regulatory developments on our business, including those relating to terrorism, catastrophes and the financial markets;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general political, economic and market conditions, whether globally or in the markets in which we operate, including:
-	changes in interest rates, market credit spreads and the performance of the financial markets;

-	currency fluctuations;

-	the effects of inflation;

-	changes in domestic and foreign laws, regulations and taxes;

-	changes in competition and pricing environments;

-	regional or general changes in asset valuations;

-	the inability to reinsure certain risks economically; and

-	changes in the litigation environment;
•	our ability to implement management’s strategic plans and initiatives.
Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Three Months Ended
	March 31
	2010	2009
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,765	$2,743
Decrease in Unearned Premiums	17	83

Premiums Earned	2,782	2,826

Losses and Loss Expenses	1,730	1,615
Operating Costs and Expenses	862	843
Increase in Deferred Policy Acquisition Costs	(22)	(16)
Dividends to Policyholders	8	8

Underwriting Income	204	376

Investments
Investment Income Before Expenses	396	386
Investment Expenses	9	7

Investment Income	387	379

Other Income (Charges)	(7)	4

Property and Casualty Income	584	759

CORPORATE AND OTHER	(63)	(63)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	521	696

Federal and Foreign Income Tax	140	182

CONSOLIDATED OPERATING INCOME	381	514

REALIZED INVESTMENT GAINS (LOSSES) AFTER INCOME TAX	83	(173)

CONSOLIDATED NET INCOME	$464	$341

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$313	$306

	Three Months Ended
	March 31
	2010	2009
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	335.0	358.3
Actual Common Shares at End of Period	326.8	352.1

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.14	$1.43
Realized Investment Gains (Losses)	.25	(.48)

Net Income	$1.39	$.95

Effect of Catastrophes	$(.67)	$(.05)

	Mar. 31	Dec. 31	Mar. 31
	2010	2009	2009
BOOK VALUE PER COMMON SHARE	$48.17	$47.09	$39.20

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	45.19	44.37	38.43
PROPERTY AND CASUALTY UNDERWRITING RATIOS
THREE MONTHS ENDED MARCH 31

	2010	2009
Losses and Loss Expenses to Premiums Earned	62.3%	57.3%
Underwriting Expenses to Premiums Written	31.3	30.8

Combined Loss and Expense Ratio	93.6%	88.1%

Effect of Catastrophes on Combined Loss and Expense Ratio	12.3%	.9%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
THREE MONTHS ENDED MARCH 31

	2010	2009
	(in millions)
Paid Losses and Loss Expenses	$1,432	$1,509
Increase in Unpaid Losses and Loss Expenses	298	106

Total Losses and Loss Expenses	$1,730	$1,615

PROPERTY AND CASUALTY PRODUCT MIX
THREE MONTHS ENDED MARCH 31

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2010	2009	(Decrease)	2010	2009
	(in millions)
Personal Insurance
Automobile	$146	$131	11%	91.5%	89.8%
Homeowners	517	514	1	113.3	88.2
Other	211	198	7	87.5	97.4

Total Personal	874	843	4	104.4	90.0

Commercial Insurance
Multiple Peril	254	269	(6)	112.6	85.7
Casualty	414	409	1	88.4	102.7
Workers’ Compensation	222	236	(6)	90.5	87.7
Property and Marine	353	346	2	87.6	80.9

Total Commercial	1,243	1,260	(1)	93.8	90.2

Specialty Insurance
Professional Liability	570	553	3	86.2	91.3
Surety	76	77	(1)	39.8	38.3

Total Specialty	646	630	3	80.9	85.1

Total Insurance	2,763	2,733	1	94.1	88.8

Reinsurance Assumed	2	10	(80)	*	*

Total	$2,765	$2,743	1	93.6	88.1

*	Combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in run-off.